Exhibit 99

[Centra Financial Holdings, Inc. Logo]

MORGANTOWN

990 Elmer Prince Dr.		Wharf District
304-598-2000		304-292-2000
Cheat Lake
304-284-8630

BOARD OF DIRECTORS

LAURENCE DeLYNN	MARK R. NESSELROAD*
Retail Consultant	Chief Executive Officer
Glenmark Holdings LLC
ARTHUR GABRIEL*
Secretary/Treasurer	PARRY PETROPLUS*
Gabriel Brothers, Inc.	President Petroplus & Associates

DOUGLAS J. LEECH*	MILAN PUSKAR*
President & Chief Executive Officer	Chairman
Centra Financial Holdings, Inc.	Mylan Labs, Inc.
& Centra Bank
THOMAS P. ROGERS
ROBERT E. LYNCH, JR.	Chairman & CEO
Vice-President	Thoughtfulness, Inc.
Davis-Lynch Glass Co.
PAUL T. SWANSON*
PAUL F. MALONE	Chairman
Physician	CWS Inc., and Swanson Plating
President — Morgantown ENT Clinic
RITA D. TANNER
WILLIAM MALONEY	Realtor; Dorsey & Kiger Realtors
Managing Director
Shaft Drillers International	BERNARD G. WESTFALL*
Retired President & CEO
WV United Health Systems

*Director of Centra Financial Holdings, Inc.

MARTINSBURG

300 Foxcroft Ave.		500 Williamsport Pike
304-262-6500		304-260-9207

Route 11 at Route 51
304-229-4500

BOARD OF DIRECTORS

KENNETH L. BANKS, DDS	MICHAEL B. KELLER
General Dentistry	Attorney Bowles Rice McDavid Graff & Love
JAMES W. DAILEY, II*
Chairman	DOUGLAS J. LEECH*
W. Harley Miller Chairman Contractors	President & Chief Executive Officer
Vice-Chairman	Centra Financial Holdings, Inc.
Farmers & Mechanics Mutual Farmers
Insurance Co.	ROBERT A. McMILLAN*
President
DEBORAH J. DHAYER	Jefferson Distributing Company
Owner
Eddies Tire Service	JEFFREY S. PETRUCCI
President Heiston Supply Inc.
TERRY W. HESS
President	D. SCOTT ROACH
Virginia Honey Company, Inc.	President, R.M. Roach & Sons, Inc.

ROBERT S. STRAUCH, M.D.
Surgeon

*Director of Centra Financial Holdings, Inc.

QUARTERLY REPORT

[Centra Financial Holdings, Inc. Logo]

First Quarter
2004

To Our Shareholders:

     We began 2004 from a position of strength. For the seventeenth consecutive quarter, Centra Financial Holdings has registered marked asset growth and for the thirteenth straight quarter has shown significantly improved earnings.

     Total assets grew $91 million from $283 million at March 31, 2003 to $374 million at March 31, 2004, an increase of 32%. Total loans grew $111 million from $208 million at March 31, 2003 to $319 million at March 31, 2004, an increase of 53%. This growth was made possible by $91 million in increased deposits, which rose from $239 million at March 31, 2003, to $330 million at March 31, 2004, an increase of 38%. Net income before income tax improved from $412,000 in the first quarter of 2003 to $560,000 in the first quarter 2004, an increase of 36%.

     At March 31, 2004, total past due and non-performing loans were $365,000 of a $319 million portfolio or .11%. Centra’s allowance for loan losses at March 31, 2004 stood at $4.7 million or 1.47% of total loans.

     For the first time you will notice income tax expense in the Income Statement for the quarter ended March 31, 2004. During 2003, we exhausted the net operating losses associated with starting the bank. Therefore income tax expense increased from $0 in the first quarter of 2003 to $199,000 for the first quarter of 2004. We anticipate income taxes to be a continuing expense in future quarters.

     Highlights of our annual meeting included the announcement that Centra in Martinsburg has hit a significant milestone as it recently passed $100 million in deposits. This, coupled with total loans of over $150 million, has positioned Centra as Martinsburg’s third largest bank after being open only three years.

     Also discussed were the two capital projects that we have underway to enhance our future growth. Construction on the Sabraton office in Morgantown and the South Berkeley office in Inwood is expected to begin soon and we anticipate both offices to be open by year’s end. We see both of these offices providing significant opportunities to further develop business in these areas.

     Profitable growth is our continuing priority. Centra’s success is built on a foundation of satisfied customers, thriving communities, talented employees and an engaged Board of Directors. By continuing to listen to our customers, and developing and providing products and services to meet their needs, we expect to continue to deliver consistently improving results.

     As always, your comments and suggestions are welcome and appreciated.

Sincerely,

/s/ Douglas J. Leech

Douglas J. Leech
President and CEO

Assets
(in thousands)

June	306,945
September	326,775
December	349,708
March	374,371

Loans
(in thousands)

June	229,958
September	262,957
December	295,925
March	319,138

Deposits
(in thousands)

June	262,375
September	281,161
December	302,355
March	329,983

Quarterly income before income tax
(in thousands)

June	449
September	485
December	514
March	560

Centra Financial Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except Per Share Data)

	Quarter Ended March 31,

	2004	2003
INTEREST INCOME
Loans, including fees	$4,169	$2,951
Loans held for sale	14	66
Securities available-for-sale	85	146
Interest-bearing bank balances	7	6
Federal funds sold	35	64

Total interest income	4,310	3,233
INTEREST EXPENSE
Deposits	1,506	1,196
Short-term borrowed funds	16	24

Total interest expense	1,522	1,220

Net interest income	2,788	2,013
Provision for loan losses	365	345

Net interest income after provision for loan losses	2,423	1,668
OTHER INCOME
Service charges on deposit accounts	189	144
Other service charges and fees	149	96
Secondary market income	135	283
Other	34	17

Total other income	507	540
OTHER EXPENSE
Salary and employee benefits	1,161	912
Occupancy expense	236	192
Equipment expense	235	179
Advertising	112	62
Professional fees	50	25
Data processing	214	131
Other	362	295

Total other expense	2,370	1,796

Net income before income tax	560	412
INCOME TAX	199	—

Net income	$361	$412

Basic earnings per share	0.16	0.18
Diluted earnings per share	0.15	0.17
Weighted average shares outstanding — basic	2,320,550	2,320,550
Weighted average shares outstanding — diluted	2,435,821	2,457,198

Centra Financial Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in Thousands, except Per Share Data)

	March 31,	March 31,
	2004	2003
ASSETS
Cash and due from banks	$8,923	$2,854
Interest-bearing deposits in other banks	1,027	1,007
Federal funds sold	11,641	27,386

Total cash and cash equivalents	21,591	31,247

Available-for-sale securities, at estimated fair value (amortized cost of $24,193 in 2003 and $28,168 in 2003)	24,302	28,293
Loans, net of unearned income	319,138	207,961
Allowance for loan losses	(4,683)	(2,720)

Net loans	314,455	205,241
Premises and equipment	6,208	4,104
Loans held for sale	2,461	10,295
Other Assets	5,354	3,582

Total assets	$374,371	$282,762

LIABILITIES
Deposits Non-interest bearing	$43,993	$31,330
Interest-bearing	285,990	207,469

Total deposits	329,983	238,799
Short-term borrowings	14,619	16,552
Other liabilities	1,562	1,107

Total Liabilities	346,164	256,458
STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 2,320,550 issued and outstanding	2,320	2,320
Additional paid-in capital	25,419	25,419
Accumulated earnings (deficit)	403	(1,510)
Accumulated other comprehensive income	65	75

Total equity	28,207	26,304

Total liabilities and stockholders’ equity	$374,371	$282,762